Marine Products Corporation Reports Stock Buyback



    ATLANTA, Oct. 10 /PRNewswire-FirstCall/ -- Marine Products Corporation

(Amex: MPX) today reported that during its fiscal quarter ended September 30,

2003 it had purchased for cash on the open market, and retired, a total of

6,200 shares of its $0.10 par value common stock. The stock buyback program authorizes the repurchase of up to one million shares.

    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats and Robalo outboard offshore fishing boats, and continues to diversify its product line through product innovation and strategic acquisition.  With premium brands and a solid capital structure, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit www.marineproductscorp.com .



     For information contact:

     BEN M. PALMER                   JIM LANDERS

     Chief Financial Officer         Corporate Finance

     404.321.7910                    404.321.2162

     irdept@marineproductscorp.com



SOURCE  Marine Products Corporation

    -0-                             10/10/2003

    /CONTACT:  Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or

email, irdept@marineproductscorp.com, or Jim Landers, Corporate Finance,

+1-404-321-2162, both of Marine Products Corporation /

    /Web site:  http://www.marineproductscorp.com /

    (MPX)



CO:  Marine Products Corporation

ST:  Georgia

IN:  MAR

SU: